June 8, 2005



  Dear Fellow Stockholder:


       We recently mailed you proxy material in connection with our First Annual Meeting of Stockholders to be held on June 23, 2005. According to our records, we have not yet received your proxy.

       It is very important that your shares be voted, regardless of the number of shares you own.

       Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by telephone or the internet by following the enclosed instructions.

       We also wish to point out a correction in the proxy materials we previously sent to you. In the proxy materials we indicated that broker non-votes will be counted as a vote against the proposals to ratify the Stock Option and Recognition and Retention Plans (Proposals 2 and 3). Broker non-votes will be counted in determining whether there is a quorum present at the annual meeting but will not be treated the same as a vote against either Proposals 2 or 3 unless you give your broker or nominee specific instructions to vote against the proposal.

  Thank you for your cooperation and support.



  Sincerely,


  /s/ Daniel L. Stevens
  ---------------------
  Daniel L. Stevens
  Chairman, President and Chief Executive Officer